EXHIBIT 5.01

[Form of Opinion of Miller & Holguin]

                , 2005

Anna’s Linens, Inc.

3550 Hyland Avenue

Costa Mesa, California 92626

Re:	Form S-1 Registration Statement (File No. 333-124665)
shares of common stock, par value $0.01 per share

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 filed by Anna’s Linens, Inc., a Delaware corporation, the successor company to Anna’s Linen Company following its reincorporation by merger in Delaware (the “Company”), with the Securities and Exchange Commission (the “Commission”) on May 5, 2005 (File No. 333-124665), as amended by Amendment No. 1 thereto filed with the Commission on June     , 2005 (collectively, the “Registration Statement”), under the Securities Act of 1933, as amended, you have requested our opinion set forth below. The Registration Statement relates to the registration of                      shares of common stock of the Company, par value $0.01 per share,                      shares of which are being offered by the Company (the “Company Shares”) and                      shares of which are being offered by certain stockholders (the “Selling Stockholders”) of the Company (the “Selling Stockholder Shares”). The Company Shares include                      shares that may be purchased by the underwriters pursuant to an over-allotment option granted by the Company, and the Selling Stockholder Shares include                      shares that may be purchased by the underwriters pursuant to an over-allotment option granted by the Selling Stockholders. The Company Shares and the Selling Stockholder Shares are referred to herein collectively as the “Shares.”

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner contemplated in the Registration Statement. We have examined the Registration Statement and a form of the share certificate. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof:

1. The Company Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

2. The Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

MILLER & HOLGUIN